Exhibit 10-7

(Note: Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The information omitted has been filed separately with the Securities and Exchange Commission.)

May 15, 2000

Mr. John E. Buckley
One Kings Row
Cumberland, Rhode Island 02864

Dear John:

This letter will set forth the terms and conditions pursuant to which A.T. CROSS Company will enter into a consulting arrangement with you.

You have indicated that as of June 30, 2000, your employment with A.T. CROSS Company will terminate. At that time, and assuming that you sign the form of Separation Agreement and General Release provided by the Company, the severance benefits described in Russell A. Boss's letter to you dated August 17, 1999 (a copy of which is attached hereto) will commence. With respect to those options you have received as an employee, you will have ninety (90) days following June 30, 2000 to exercise any vested (as of June 30, 2000) and unexpired incentive stock options and twelve (12) months following June 30, 2000 to exercise any vested (as of June 30, 2000) and unexpired nonqualified stock options.

Any Restricted Stock previously granted to you which has not vested as of June 30, 2000 will be forfeited.

You will continue to receive health, dental and universal life insurance coverage to age 65.

Your consulting arrangement with the Company will commence on July 1, 2000 and will be further evidenced by a written Consulting Agreement. Pursuant to the arrangement, you will continue to seek out revenue generating opportunities for the Pen Computing Group, including in particular, NetPen opportunities. Your title will be President, Pen Computing Group, and you will continue to be directly supported by two CROSS employees and other CROSS functions as needed. You will continue to report to me .

In exchange for the services you agree to provide pursuant to the consulting arrangement, CROSS agrees to pay you the following:

From July 1, 2000 to December 31, 2000, CROSS will pay you a fee of $162,500 (the "Fee") which will be paid in equal monthly installments.

The term of the consulting arrangement will be for six (6) months from July 1, 2000 to December 31, 2000 (the "Term"). In the event that the Board of Directors determines at any time during the Term that there is not a viable future for the NetPen project or the Pen Computing Group, it shall have the right to terminate the consulting arrangement with thirty (30) days' notice. Notwithstanding the foregoing, in the event that the Consulting Agreement is terminated by the Board prior to December 31, 2000, the Company agrees to pay you the remaining Fee that would have otherwise been payable to you through December 31, 2000, plus a termination fee of $135,420. In the event that the CROSS Board of Directors determines to continue the PCG business prior to the end of the Term, it shall renew the consulting arrangement with you for a twelve (12) month period (the "Renewal Term"). For the purposes of determining whether the Consulting Agreement is renewed with you, the PCG business shall only be deemed to be continued by the Board of Directors if the following occurs:

(i)	the PCG revenue plan for 2001 must exceed 25% of the QWI revenue plan for 2001; and
(ii)	the Board of Directors must have accepted the PCG 2001 Plan and must have agreed to commit increased resources to the PCG business; and
(iii)	CROSS's role in the PCG business must be more than merely a contract manufacturer.

If the foregoing does not occur, the Consulting Agreement will not be automatically renewed.

If the Consulting Agreement is renewed, you will be paid $325,000 for the Renewal Term plus the average percentage increase given to members of the Operations Committee. If the Consulting Agreement is terminated by the Board prior to the end of the Renewal Term, CROSS agrees to pay you the balance of the $325,000 not yet paid for 2001. Bonus opportunities for the Renewal Term will be agreed by the parties.

You will be provided with a monthly car and gas allowance of $1,000 through December 31, 2000 after which you will start to receive the car allowance you would have received pursuant to the Russell A. Boss letter, unless your consulting arrangement is extended by the Board as described herein, in which case the car allowance paid pursuant to the Consulting Agreement will continue. You will not commence receiving the car allowance provided for in Russell Boss's letter until your Consulting Agreement is terminated.

In addition, you will be provided with an opportunity to earn a bonus equal to up to 40% of the Consulting Services Fee if you accomplish the following by December 31, 2000: (For the purpose of determining the bonus opportunities set forth below in paragraphs 1, 2, 3 and the paragraph on achieving operating income before taxes, the Consulting Services Fee will be deemed to be $325,000.)

1.

If you successfully negotiate CROSS's participation (the "Participation") in the deal currently being negotiated between [XXXX] and [XXXX] identical to what CROSS would have received in the deal previously contemplated with [XXXX] you will earn an amount equal to 40% of the bonus, or 16% of your Consulting Services Fee. A Participation will be achieved if a) CROSS receives 5.6% of the total price that [XXXX] receives from [XXXX] either in cash or in equity in NewCo; b) CROSS is the exclusive OEM manufacturer of pens and other non-tethered styli as set forth in the Agreement between CROSS and [XXXX] dated June 1999 for NewCo; c) NewCo must agree to pursue third party infringers of CROSS's rights and of the [XXXX] intellectual property; d) CROSS will receive [XXXX] for surrendering its rights under the [XXXX] Agreement to NewCo; and e) NewCo agrees to feature CROSS in all of the packaging, advertising, publications, and public relations related to the [XXXX] business, and in particular, inserts in the [XXXX] mailer.

2.

If you a) lead and operate the NetPen business; b) drive and execute the Vantis test market; c) drive and execute the Forbes test market; and d) achieve the 2000 Operating Budget (attached), you will receive an amount equal to 20% of the bonus, or 8% of your Consulting Services Fee.

3.

If the Board approves a continuation of the consulting arrangement, and you agree to such continuation, beyond December 31, 2000, you will receive an amount equal to 40% of the bonus, or 16% of your Consulting Services Fee.

Within fifteen (15) days of February 3, 2001 the Company will provide you with a cash payment equal to the fair market value of 6,667 shares of A.T. CROSS Class A common stock on February 3, 2001. In the event that the Board approves the continuation of your agreement through 2001, the Company will provide you with a cash payment equal to the fair market value of 13,333 shares of A.T. CROSS Class A common stock on February 3, 2002.

Further, the Company agrees that it will grant you rights to the appreciation on 67,152 units of phantom stock. You will be entitled to take the appreciation on such phantom units any time within five (5) years of July 1, 2000. The baseline fair market value used to determine future appreciation will be the fair market value on July 1, 2000. For example, if the fair market value of CROSS Class A common stock is $6.00 on July 1, 2000 and you decide to cash out the appreciation on all the units on July 1, 2001 and the fair market value is $8.00 on that date, you will be entitled to a payment equal to 67,152 X $2.00 or 134,304. You may take the appreciation on some or all of the phantom units throughout the five (5) year period.

Finally, if the operating income before taxes for the Pen Computing Group for the prior twelve (12) months equals or exceeds $1,000,000 on December 31, 2000 you will receive an amount equal to 10% of the Consulting Services Fee. If the OIBT for the Pen Computing Group equals or exceeds $2,000,000 on December 31, 2000 you will receive an additional amount equal to 10% of your Consulting Services Fee.

In the event that you voluntarily terminate your services to CROSS at any time during the Term or Renewal Term, you agree to provide the Company with three (3) months' notice. At its discretion, CROSS shall have the option to ask you to provide services during that three-month period. If you are asked to provide services, you will be paid for that time.

If you voluntarily terminate, you will forfeit your right to any remaining fees to be paid during the Term or Renewal Term, as well as any bonus opportunities. In addition, if you terminate prior to December 31, 2000, you will forfeit your right to the cash payments (described above) equal to the fair market value of 6,667 shares which were to be made on February 3, 2001, and the cash payment equal to the fair market value of 13,333 shares which was to be made on February 3, 2002, assuming the conditions described herein had been met. If you voluntarily terminate after December 31, 2000 but before December 31, 2001, you will lose your right to the cash payment equal to the fair market value of 13,333 shares which was to be made on February 3, 2002, assuming the conditions described herein had been met.

If you agree with the foregoing terms and conditions, please so signify by signing below. A draft of a Consulting Agreement will be forwarded to you for your review in the next several weeks.

Very truly yours,

By /s/ DAVID G. WHALEN (David G. Whalen) President and Chief Executive Officer

Agreed and Accepted:

By /s/ JOHN E. BUCKLEY
(John E. Buckley)

June 29, 2000

Mr. John E. Buckley
John E. Buckley, LLC
One Kings Row
Cumberland, Rhode Island 02864

Dear John:

This letter will amend the Consulting Agreement between CROSS and John E. Buckley, LLC dated July 1, 2000 and the Letter Agreement between CROSS and John E. Buckley dated May 15, 2000 (collectively, the "Agreement"). The Agreement provides that John E. Buckley will cease to be an employee of CROSS on June 30, 2000 and will enter into a Consulting Agreement with CROSS on July 1, 2000.

You agree that, at the discretion of David Whalen, you will continue as an employee of CROSS beyond June 30, 2000, but in no event later than December 31, 2000. Dave will notify you when your employment status will end and your consultant status will begin. In the event that you continue as a CROSS employee beyond June 30, 2000, your Consulting Agreement with CROSS will not commence until the day after your last day as an employee of CROSS. You will continue to be paid and otherwise treated as an employee of CROSS for the time period that your employment is extended beyond June 30, 2000. You will not commence receiving severance benefits until your employment ceases, and the time to exercise your stock options will not start to run until you are no longer an employee. Further, you will not forfeit unvested Restricted Stock until your employment terminates. In the event that your employment does not end until December 31, 2000 and your consulting status does not commence, CROSS agrees and acknowledges that you are entitled to the termination fee of $135,420 as described in the Letter Agreement.

For each month that your employment is extended beyond June 30, 2000, your Fee as a Consultant will be reduced by $27,083.33, or a pro rata portion thereof as appropriate if not in full month increments. While you are an employee, you will continue to receive your car and gas allowance that you have been receiving as an employee but will not receive the car and gas allowance as a consultant until the Consulting Agreement commences.

In all other respects, the terms and conditions of the Agreement will remain unchanged, including the determination of the baseline valuation of the phantom stock grant set forth in the Letter Agreement.

If you agree with this amendment to the Agreement, please so signify by signing the enclosed duplicate copy of this letter and returning it to me.

Very truly yours,
By: /s/ DAVID G. WHALEN (David G. Whalen) President and Chief Executive Officer

Agreed and Accepted:

By /s/ JOHN E. BUCKLEY (John E. Buckley)	June 29, 2000 Date

JOHN E. BUCKLEY, LLC

By /s/ JOHN E. BUCKLEY LLC (John E. Buckley)	June 29, 2000 Date